Ex. 28(h)(1)(o)

AMENDMENT

To

Transfer Agency and Service Agreement

This Amendment (the “Amendment”) is made as of this 28 day of June, 2018, effective 1st day of July, 2018, between DST Asset Manager Solutions, Inc., formerly known as Boston Financial Data Services, Inc. (the “Transfer Agent” or “DST AMS”) and each of, individually and not jointly, State Street Institutional Investment Trust and SSGA Funds, (each, a “Fund” and together, the “Funds”), on behalf of each Portfolio thereof, individually and not jointly, to the Transfer Agency and Service Agreement between the parties dated June 1, 2015, as amended (the “Agreement”). In accordance with Section 15.1 (Amendment) of the Agreement, the parties desire to amend the Agreement as set forth herein.

NOW THEREFORE, the parties agree as follows:

1.	Section 1.2(p). Section 1.2(p) of the Agreement is hereby deleted in its entirety and replaced with the following:

“(p)

Receive correspondence pertaining to any former, existing or new Shareholder account, process such correspondence for proper recordkeeping and respond to Shareholder correspondence. The Transfer Agent agrees to process and respond to or forward Shareholder complaints pursuant to procedures as agreed upon by the parties; and”

2.	Section 1.2(t). Section 1.2(t) of the Agreement is hereby deleted in its entirety and replaced with the following:

“(t)

Blue Sky Services. The Transfer Agent will perform the Blue Sky Services set forth on the attached Schedule 1.2(t) titled “Blue Sky Services” (“Schedule 1.2(t)”). The fees for Blue Sky Services shall be set forth on Schedule 2.1 Fees and Expenses.”

3.	Section 1.4 (Site Visits and Inspections; Regulatory Examinations). Section 1.4 of the Agreement is hereby amended by inserting the following at the end of existing Section 1.4:

“In no event will the Transfer Agent’s support of such visits and reviews entail more than eighty (80) hours per year for Transfer Agent or DST Systems, Inc. (“DST”) personnel serving in audit and information security roles (the “Inspection and Information Security Hours”). If Fund’s visits and reviews require additional support from Transfer Agent or DST personnel, Transfer Agent will notify Fund when Fund has exhausted the Inspection and Information Security Hours per year threshold, and if Fund requires additional support, Fund will pay for such support at DST’s then-current rates. In the event of an adverse inspection finding, Transfer Agent’s management will, in its sole reasonable discretion, evaluate whether changes need to be made and commence such remediation efforts as needed.”

4.	Section 2.2. Section 2.2 of the Agreement is hereby deleted in its entirety and replaced with the following:

“2.2

Other Fees and Charges. In addition to the fees paid under Section 2.1 above, each Fund agrees, on behalf of its applicable Portfolios, to reimburse the Transfer Agent for certain other fees and charges set forth on the attached Schedule 2.2 titled “Other Fees and Charges”, and such other fees, charges or expenses each as incurred at the direction of the Funds or with advance written consent from the Funds.”

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5.	Section 10.7. The Agreement is hereby amended to include new Section 10.7, as follows:

“10.7

With respect to the recordkeeping and related systems maintained on servers owned and operated by DST and used by DST AMS for its clients, DST AMS shall use commercially reasonable efforts to notify the Funds promptly of any unscheduled service interruption and cause thereof and provide regular communication of status updates until resolved. After DST AMS provides an initial notification via email, the Funds will be responsible for forwarding the information to such other areas of its organization as it deems appropriate. During the outage and while investigating the issue, DST AMS will provide status updates to the Funds periodically as new information becomes available. DST AMS will use commercially reasonable efforts to provide a fix to the outage or issue and will provide a final status update to the Funds when the outage or issue is resolved.”

6.	Section 11.1 (Term). The first sentence of Section 11.1 is hereby deleted and replaced with the following:

“The initial term of this Agreement (the “Initial Term”) shall be four (4) years from July 1, 2018 unless terminated pursuant to the provisions of this Section 11.”

7.	Section 13.1. Section 13.1 of the Agreement is hereby deleted in its entirety and replaced with the following:

“13.1

The Transfer Agent may, without further consent on the part of the Funds, subcontract for the performance hereof with an affiliate of the Transfer Agent which is duly registered as a transfer agent pursuant to Section 17A(c)(2) of the 1934 Act; provided, however, that the Transfer Agent shall be fully responsible to the Funds for the acts and omissions of its affiliate as it is for its own acts and omissions. The foregoing shall not be deemed to apply to any direct contracts between the Fund and any affiliate of the Transfer Agent as to which the Transfer Agent is not a party. The Transfer Agent may provide the services hereunder from service locations within or outside of the United States. The Transfer Agent will provide the Funds with reasonable prior notice of any proposed change in service location, including a general description of the services that will be provided at any new service location and such other information as the Funds may reasonably request.”

8.	Schedule 1.2 (t) (Blue Sky Services). The Agreement is amended to add new Schedule 1.2(t) attached hereto.

9.	Schedule 1.2 (w) (AML Delegation). Schedule 1.2(w) of the Agreement is hereby deleted in its entirety and replaced with Schedule 1.2(w) attached hereto.

10.	Fee Schedule. Schedule 2.1 Fees and Expenses is hereby deleted in its entirety and replaced with Schedule 2.1 attached hereto.

11.	All defined terms in this Amendment shall have the meanings assigned to them in the Agreement, except as may be otherwise provided in this Amendment.

[Remainder of page intentionally left blank]

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Ex. 28(h)(1)(o)

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

STATE STREET INSTITUTIONAL		DST ASSET MANAGER SOLUTIONS, INC.
INVESTMENT TRUST ON BEHALF OF ITSELF AND EACH OF ITS		By:	/s/ Kristina M. Spillane
PORTFOLIOS, INDIVIDUALLY AND NOT		Name:	Kristina M. Spillane
JOINTLY, AS LISTED ON SCHEDULE A		Title:	Managing Director

By:	/s/ Ellen M. Needham
Name:	Ellen M. Needham
Title:	President

As an Authorized Officer on behalf of each of the Funds indicated on Schedule A

SSGA FUNDS ON BEHALF OF ITSELF AND EACH OF ITS PORTFOLIOS, INDIVIDUALLY AND NOT JOINTLY, AS LISTED ON SCHEDULE A

By:	/s/ Ellen M. Needham
Name:	Ellen M. Needham
Title:	President

As an Authorized Officer on behalf of each of the Funds indicated on Schedule A

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SCHEDULE 1.2 (t)

BLUE SKY SERVICES

Fund Responsibilities

In connection with the provision of the Services by DST AMS, Fund shall:

1.	With respect to each Fund, identify the states and territories where the Fund’s shares will be offered for sale;

2.

Determine and advise DST AMS with respect to (i) those jurisdictions in which Notice Filings are to be submitted and (ii) the number of the Fund’s shares or the dollar amount to be permitted to be sold in each such jurisdiction;

3.	Determine the availability of any exemptions under a jurisdiction’s Blue Sky laws with the assistance of DST AMS;

4.	Work with DST AMS to identify what systematic exemptions will be taken by the Funds;

5.	Provide written instructions in DST AMS’ standard format to implement systematic exemptions and exclusions from reporting where practicable on the DST AMS Blue Sky software system;

6.

Provide written instructions to DST AMS to remove current permit period sales from DST AMS’ Blue Sky software database upon determination that such sales qualify for exemptions or exclusion from reporting to the applicable states where registration or notice filing fees are based on sales;

7.

Facilitate the issuance of a limited power of attorney in favor of DST AMS in the form set forth in Appendix A to this Agreement in order that DST AMS may submit Notice Filings and other filings required by the states and territories and payments with respect thereto on behalf of each Fund;

8.

To the extent Fund is notified by an intermediary of new sales data feeds, notify DST AMS in writing of any changes to or additions of Blue Sky sales data feeds and work with DST AMS to facilitate the necessary updates;

9.	Facilitate the transmission of wire transfers for payment by the Funds for invoiced state fees as needed; and

10.	Provide written instruction detailing action to be taken upon receipt of written notification from DST AMS that a direct broker Blue Sky sales feed is available for activation.

DST AMS Responsibilities

DST AMS will perform the Services set forth below:

1.

File Initial Notice Filings, as applicable, in all states and territories in which the applicable Fund’s shares will be offered, in the form of and as required by the applicable laws of the states and territories;

2.

File each Fund’s renewals and amendments in all states and territories in which the applicable Fund’s shares will be offered, in the form of and as required by the applicable laws of the states and territories;

3.	File each Fund’s sales reports to the extent required by applicable law, in the form of and as required by the applicable laws of the states and territories;

4.	Invoice each Fund for fees owed to each state in accordance with procedures agreed upon in writing by Fund and DST AMS;

5.	At the direction of Fund, make payments, at the expense of the applicable Fund, of Notice Filing fees;

Schedule 1.2(t) – Page 1

6.

File the Prospectuses and Statements of Additional Information, supplied by Fund, and any amendments and supplements thereto to the extent required by the applicable laws of the states and territories;

7.	File annual and semi-annual reports and proxy statements, supplied by Fund, to the extent required by the applicable laws of the states and territories;

8.	File all necessary notices to permit each Fund or class of a Fund that is eligible for reduced fees applicable to money market funds or otherwise to qualify for reduced fees in a state or territory;

9.

File all correspondence and related documentation so as to provide notice of the applicable Fund’s intent to take exemptions if such notice is required by the state or territory in order to permit the Fund to utilize such exemptions;

10.	Advise Fund prior to communicating with the states and territories regarding any sales in excess of the registered amount for a permit so Fund can advise in writing the action to be taken;

11.	Provide Fund information regarding the Sales to Existing Shareholders Exemptions and the Institutional Investor Exemptions available in the states and territories;

12.

Include in sales report filings, all sales reported to DST AMS via (i) transfer agency Blue Sky sales feed and; (ii) broker Blue Sky sales feeds, including, without limitation, feeds that (a) were transferred as part of the conversion from the Funds’ prior Blue Sky vendor, or (b) confirmed in writing by Fund to be activated, less any exempt sales Fund has directed DST AMS in writing to remove prior to such filing;

13.	At the direction of Fund, serve as liaison between the Funds and the applicable Blue Sky jurisdiction;

14.

Provide guidance and best practice information concerning Blue Sky reporting requirements and mutual fund industry Blue Sky reporting practices including utilization of exemptions and intermediary data feeds;

15.	Conduct annual due diligence reviews and provide on an annual basis the standard operating procedures in connection with Blue Sky services;

16.

In the event that DST AMS becomes aware of the sale of a Fund’s shares in a jurisdiction in which no Notice Filing has been made, DST AMS shall report such information to Fund and Fund shall instruct DST AMS with respect to the corrective action to be taken;

17.

File all additional amendments to increase registered amounts in accordance with agreed upon procedures in all states and territories in which the applicable Fund’s shares will be offered, in the form of and as required by the applicable laws of the states and territories; and

18.	Perform such additional services as DST AMS and Fund may agree upon in writing and added to this Agreement by amendment.

Schedule 1.2(t) – Page 2

APPENDIX A

To

SCHEDULE 1.2(t)

LIMITED POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, effective as of July 1, 2018, that SSGA Funds (the “Trust”) on behalf of its currently existing series and all future series (the “Funds”), with principal offices at One Iron Street, Boston, MA 02210, makes, constitutes, and appoints DST ASSET MANAGER SOLUTIONS, INC. (“DST AMS”) with principal offices at 2000 Crown Colony Drive, Quincy, Massachusetts 02169 its lawful attorney-in-fact for it to do as if it were itself acting, the following:

1. NOTICE FILINGS FOR FUND SHARES. The power to submit to the administrators of the securities laws in each state and territory in which the Funds’ shares are offered or sold (i) notice filings (in any format accepted); and (ii) checks and ACH payments in the name of the Funds, and in connection therewith the power to prepare, execute, and deliver and file (in any format accepted) any and all of the Fund’s applications including without limitation, applications to provide notice for the Fund’s shares, consents, including consents to service of process, reports, including without limitation, all periodic reports, or other documents and instruments now or hereafter required or appropriate in the judgment of DST AMS in connection with the notice filings of the Fund’s shares.

2. TRANSMIT FILING FEES. The power to draw, endorse, and deposit checks in the name of the Funds in connection with the notice filings of the Fund’s shares with state securities administrators.

3. AUTHORIZED SIGNERS. Pursuant to this Limited Power of Attorney, individuals holding the titles of Managing Director, Vice President, Compliance Officer, Compliance Group Manager, Compliance Manager, or Compliance Fund Administrator at DST AMS shall have authority to act on behalf of the Funds with respect to items 1 and 2 above.

The execution of this Limited Power of Attorney shall be deemed coupled with an interest and shall be revocable only upon receipt by DST AMS of such termination of authority. Nothing herein shall be construed to constitute the appointment of DST AMS as or otherwise authorize DST AMS to act as an officer, director or employee of the Trust.

IN WITNESS WHEREOF, the Trust has caused this Agreement to be executed in its name and on its behalf by and through its duly authorized officer, as of the date first written above.

SSGA FUNDS

By:	/s/ Bruce Rosenberg
Name:	Bruce Rosenberg
Title:	Treasurer

Subscribed and sworn to before me this 28th day of June, 2018.

/s/ Lauren A. MacKay
Notary Public
State of Massachusetts

In and for the County of	Suffolk
My Commission Expires	April 16, 2021

Schedule 1.2(t) – Page 3

SCHEDULE 1.2(w)

AML DELEGATION

Dated: July 1, 2018

1.	Delegation.

1.1

In order to assist the Fund with the Fund’s AML and Customer Identification Program (“CIP”) responsibilities under applicable AML laws, the Transfer Agent offers certain risk-based AML Procedures that are reasonably designed to: (i) promote the detection and reporting of potential money laundering activities; and (ii) assist in the verification of persons opening accounts with the Fund. The Fund has had an opportunity to review the AML Procedures with the Transfer Agent and desires to implement the AML Procedures as part of the Fund’s overall AML program (the “AML Program”).

1.2

Accordingly, subject to the terms and conditions set forth in this Agreement, the Fund hereby instructs and directs the Transfer Agent to implement the AML Procedures as set forth in Section 4 below on the Fund’s behalf and delegates to the Transfer Agent the day-to-day operation of the AML Program to the extent described in the AML Procedures. The AML Procedures set forth in Section 4 may be amended, from time to time, by mutual agreement of the Fund and the Transfer Agent upon the execution by such parties of a revised Schedule 1.2(w) bearing a later date than the date hereof.

1.3

The Transfer Agent agrees to perform such AML Procedures, with respect to the ownership of Shares in the Fund for which the Transfer Agent maintains the applicable shareholder information, subject to and in accordance with the terms and conditions of this Agreement.

2.

Consent to Examination. In connection with the performance by the Transfer Agent of the AML Procedures, the Transfer Agent understands and acknowledges that the Fund remains responsible for assuring compliance with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) and that the records the Transfer Agent maintains for the Fund relating to the AML Program may be subject, from time to time, to examination and/or inspection by federal regulators in order that the regulators may evaluate such compliance. The Transfer Agent hereby consents to such examination and/or inspection and agrees to cooperate with such federal examiners in connection with their review. For purposes of such examination and/or inspection, the Transfer Agent will use its best efforts to make available, during normal business hours and on reasonable notice all required records and information for review by such examiners.

3.

Limitation on Delegation. The Fund acknowledges and agrees that in accepting the delegation hereunder, the Transfer Agent is agreeing to perform only the AML Procedures, as may be amended from time to time, and is not undertaking and shall not be responsible for any other aspect of the AML Program or for the overall compliance by the Fund with the USA PATRIOT Act or for any other matters that have not been delegated hereunder. Additionally, the parties acknowledge and agree that the Transfer Agent shall only be responsible for performing the AML Procedures with respect to the ownership of, and transactions in, Shares in the Fund for which the Transfer Agent maintains the applicable Shareholder information.

Schedule 1.2(w) – Page 1

4.	AML Procedures[1]

4.1

Consistent with the services provided by the Transfer Agent and with respect to the ownership of Shares in the Fund for which the Transfer Agent maintains the applicable Shareholder information, the Transfer Agent shall:

(a) on a daily basis, submit all new customer account registrations and registration changes against the Office of Foreign Assets Control (“OFAC”) database, the Politically Exposed Persons (“PEP”) database, and such other lists or databases as may be required from time to time by applicable regulatory authorities;

(b) submit all account registrations through OFAC database, the PEP database, and such other lists or databases as may be required from time to time by applicable regulatory authorities;

(c) on a daily basis, submit special payee information from checks, outgoing wires and systematic withdrawal files through the OFAC database;

(d) review certain types of redemption transactions that occur within thirty-four (34) days of an account establishment, registration change, or banking information change (e.g. redemption by wire within 34 days of banking information change; rapid depletion of account balance after establishment; and redemption by check within 34 days of address change);

(e) review wires sent pursuant to banking instructions other than those on file with the Transfer Agent;

(f) review accounts with small balances followed by large purchases;

(g) review accounts with frequent activity within a specified date range followed by a large redemption;

(h) review purchase and redemption activity by check that meets or exceeds $100,000 threshold on any given day;

(i) in accordance with, 31 C.F.R. 1024.320, determine when a suspicious activity report (“SAR”) should be filed as required by regulations applicable to mutual funds; prepare and file the SAR; provide the Fund with a copy of the SAR within a reasonable time after filing; and notify the Fund if any further communication is received from the U.S. Department of the Treasury or other law enforcement agencies regarding such filing (31 C.F.R. 1024.320);

(j) compare account information to any FinCEN request received by the Fund and provided to the Transfer Agent pursuant to USA PATRIOT Act Sec. 314(a); provide the Fund with the necessary information for it to respond to such request within required time frame (31 C.F.R. 1010.520);

(k) implement CIP Program procedures on behalf of the Fund, including (i) take reasonable steps to verify the identity of any person seeking to become a new customer of a Fund in accordance with the

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The accounts, transactions, items and activity reviewed in each case are subject to certain standard exclusions as set forth in written procedures of the Transfer Agent, which have been made available to the Fund and which may be modified from time to time.

Schedule 1.2(w) – Page 2

provisions of the USA PATRIOT Act Sec. 326 (and the regulations thereunder) applicable to the Fund and notify such Fund in the event such person cannot be verified, (ii) maintain records of the information used to verify the person’s identity, as required, and (iii) determine whether the person appears on any lists of known or suspected terrorists or terrorist organizations provided to the Fund by any government agency;

(l) with respect to Legal Entity Customers, as defined in 31 C.F.R 1010.230(e), seeking to open new accounts with the Fund, (i) take reasonable steps to verify the identity of the natural person(s) retaining ownership or controlling interest in such legal entity (the “Beneficial Owner(s)”), as such ownership and controlling interests are defined in 31 C.F.R. 1010.230; and (ii) make and maintain records of beneficial ownership; each as required under 31 C.F.R. 1010.230. In the event that the Transfer Agent, after taking reasonable steps, cannot verify the identity of at least one natural person that is a Beneficial Owner of the legal entity seeking to open a new account with the Fund, such account will not be established;

(m) conduct due diligence and if required, enhanced due diligence in accordance with 31 C.F.R. 1010.610(b) for new and existing correspondent accounts for foreign financial institutions (as defined in 31 C.F.R. 1010.605(f)); perform an assessment of the money laundering risk presented by the account based on a consideration of relevant factors in accordance with applicable law and information provided by the foreign financial institution in a financial institution questionnaire. If an account is determined to have a risk ranking at a level of medium or above, the Transfer Agent will monitor the account on a monthly basis for unusual activity. In the situation where due diligence cannot be completed with respect to an account, the Transfer Agent will contact such Fund’s AML Officer for further instruction;

(n) upon request by a Fund, conduct due diligence to determine if the Fund is involved with any foreign jurisdiction, institution, class of transactions and a type of account designated, from time to time, by the U.S. Department of Justice in order to identify and take certain “special measures” against such entities as required under Section 311 of the USA PATRIOT Act; and

(o) create and retain records required under 31 C.F.R. 1010.410 in connection with the transmittals of funds in amounts equal to or in excess of $3,000, and transmit such information on the transactions to the receiving financial institutions.

(p) certify to the Fund no less frequently than annually, in a form that is mutually acceptable to the Fund and the Transfer Agent, that Transfer Agent has implemented the AML and CIP procedures on behalf of the Fund.

4.2

In the event that the Transfer Agent detects activity as a result of the foregoing procedures, which necessitates the filing by the Transfer Agent of a SAR or other similar report or notice to OFAC, then the Transfer Agent shall also immediately notify the Fund, unless prohibited by applicable law.

Schedule 1.2(w) – Page 3

SCHEDULE 2.1

FEES AND EXPENSES

Effective Date: July 1, 2018 through June 30, 2022

[Intentionally Redacted]

Schedule 2.1 – Page 1

SCHEDULE 2.2

OTHER FEES AND CHARGES

Effective Date: July 1, 2018 through June 30, 2022

[Intentionally Redacted]

Schedule 2.2 – Page 1